Exhibit 99.1

WAUSAU PAPER ANNOUNCES PRESIDENT AND CEO,

HENRY C. NEWELL, STEPS DOWN

Non-Executive Chairman Thomas Howatt Will Retire From Board

Michael Burandt Appointed Interim CEO and Will Become Chairman

MOSINEE, WI – April 2, 2014 – Wausau Paper (NYSE:WPP) today announced that its President and Chief Executive Officer, Henry C. “Hank” Newell, has stepped down as CEO effective immediately and plans to resign from the Company’s Board of Directors after a brief transition period.  The Company also announced that Non-Executive Chairman Thomas J. Howatt will be retiring from the Board in advance of the Company’s 2014 Annual Meeting of Shareholders.

Michael C. Burandt, a Wausau Paper Board member since February 2012 and a member of the Board’s Audit and Corporate Governance committees, has been appointed interim Chief Executive Officer and will become Chairman following a brief transition period.  The Board is conducting a search for a permanent CEO replacement.

Mr. Burandt said, “On behalf of the Board, I want to thank Hank Newell for his contributions to the Company, and in particular for his role in transforming Wausau Paper into a pure-play tissue company that is well-positioned to deliver value over the long term.  We wish Hank all the best in his future endeavors.”

Mr. Burandt continued, “I would also like to thank Tom Howatt for his more than thirty years of dedicated service to Wausau Paper.  Tom has led this Company admirably as its Chief Executive Officer and, more recently, as its Chairman of the Board.  Tom’s leadership and expertise have been invaluable, and we will be wishing him well as he transitions to retirement from our Board.”

Mr. Burandt added, “Going forward, we will continue to pursue our tissue-focused strategy in order to drive growth, increase earnings, return cash to shareholders and create long-term value. I look forward to the opportunity to work with Wausau Paper’s talented team.”

Mr. Burandt expects to conduct a detailed review of all aspects of the Company’s operations and the impact on first-quarter performance of cold weather, competitive pricing pressure in support product categories, professional fees associated with proxy and advisory services, and other factors.  The Company expects to provide further updates to shareholders at the time of its first-quarter earnings announcement.

Mr. Burandt, 68, is a paper industry veteran, having served from 1988 until 2007, in various senior positions at Georgia Pacific Corporation, a manufacturer of tissue products, fine paper, building products, containerboard, packaging pulp, and DIXIE® brand products.  From November 2000 until May 2007, he was Georgia Pacific’s Executive Vice President of North

American Consumer Products, which included the at-home and away-from-home tissue businesses, fine paper business, bleached board business, and the DIXIE® brand businesses.  Mr. Burandt was appointed to the Wausau Paper Board in February 2012.  He is currently President and CEO of Cantina Holdings LLC, a position he has held since September 2007.

The Company also said that its Board of Directors is currently in settlement discussions with Starboard Value regarding the issues that Starboard has raised in its publicly-filed correspondence.  While discussions are continuing, no agreement has been reached.

Separately, the Company also announced that it has amended its credit agreements as of March 28, 2014, the details of which were filed today in a Form 8-K with the Securities and Exchange Commission.

About Wausau Paper: Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2013. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

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